CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the incorporation by reference into the registration statements of FX Energy, Inc., and subsidiaries on Form S-8 (SEC File Nos. 333-60563, 333-12385 and 333-11417) and on Form S-3 (SEC File Nos. 333-08557, 333-16439 and
333-26619) of our report dated February 26, 1999, on our audits of the consolidated financial statements of FX Energy, Inc., and subsidiaries as of December 31, 1998 and 1997, and for the years then ended, which report is included in the Annual Report on Form 10-K.




/s/ PriceWaterhouseCoopers LLP


Salt Lake City, Utah
March 3, 1999